                                                                       Item 7(a)







                             LIFESTYLE FITNESS of
                       SPRINGFIELD, INC. and AFFILIATES

                         COMBINED FINANCIAL STATEMENTS

                     For the year ended December 31, 1997
             and unaudited for the six months ended June 30, 1998

            LIFESTYLE FITNESS of SPRINGFIELD, INC. and AFFILIATES

                               Table of Contents

                                                                                                               PAGE
                                                                                                             ---------
Report of independent accountants..........................................................................       1

Combined balance sheets as of December 31, 1997 and unaudited as of June 30, 1998..........................       2

Combined statements of income for the year ended December 31, 1997 and unaudited for the six months ended
  June 30, 1997 and 1998...................................................................................       3

Combined statements of stockholders' deficit for the year ended December 31, 1997 and unaudited for the six
  months ended June 30, 1998...............................................................................       4

Combined statements of cash flows for the year ended December 31, 1997 and unaudited for the six months
  ended June 30, 1997 and 1998.............................................................................       5

Notes to combined financial statements.....................................................................    6-11

                       REPORT OF INDEPENDENT ACCOUNTANTS

                                                              New York, New York
                                                              August 6, 1998

To the Board of Directors and Stockholders of Lifestyle Fitness of Springfield, Inc.:

    In our opinion, the accompanying combined balance sheet and the related combined statements of income, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of LIFESTYLE FITNESS of SPRINGFIELD, INC. and AFFILIATES (as defined in Note 1 to the financial statements) (collectively, "Lifestyle") at December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Lifestyle's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion expressed above.

    As disclosed in Note 1, on August 6, 1998, the stockholders of Lifestyle entered into an agreement with Town Sports International, Inc. to sell the tangible and intangible assets, as well as the rights and obligations under certain leases.

                                          PRICEWATERHOUSECOOPERS LLP

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                                                                     DECEMBER 31,      JUNE 30,
                                                                                         1997            1998
                                                                                    --------------  --------------
                                                                                                     (UNAUDITED)
                                     ASSETS:
Current assets:
  Cash and cash equivalents.......................................................   $      1,257   $       68,727
  Prepaid rent....................................................................        120,743         --
  Other current assets............................................................         34,115           19,646
                                                                                    --------------  --------------
      Total current assets........................................................        156,115           88,373
Fixed assets, net.................................................................      1,734,445        1,562,150
Deferred membership costs.........................................................      1,047,154        1,124,573
Other assets......................................................................        149,770          245,403
                                                                                    --------------  --------------
      Total assets................................................................   $  3,087,484   $    3,020,499
                                                                                    --------------  --------------
                                                                                    --------------  --------------
                      LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
  Book overdraft..................................................................   $     65,455   $     --
  Current portion of long-term debt...............................................        172,495           98,750
  Notes payable to a related party................................................         78,669           35,710
  Accounts payable................................................................        181,732          144,763
  Accrued expenses................................................................        108,078          121,015
  Accrued payroll and related payroll taxes.......................................         98,409          102,291
  Deferred revenue................................................................      2,655,967        2,440,102
                                                                                    --------------  --------------
      Total current liabilities...................................................      3,360,805        2,942,631
Long-term debt....................................................................        183,926          140,700
Deferred lease liabilities........................................................        521,423          373,798
Deferred revenue..................................................................        290,397          520,945
                                                                                    --------------  --------------
      Total liabilities...........................................................      4,356,551        3,978,074
                                                                                    --------------  --------------
Commitments and contingencies
Stockholders' deficit:
  Common stock....................................................................         86,000           86,000
  Accumulated deficit.............................................................     (1,355,067)      (1,043,575)
                                                                                    --------------  --------------
      Total stockholders' deficit.................................................     (1,269,067)        (957,575)
                                                                                    --------------  --------------
      Total liabilities and stockholders' deficit.................................   $  3,087,484   $    3,020,499
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                  See notes to combined financial statements.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                                                                                           SIX MONTHS ENDED
                                                                       YEAR ENDED              JUNE 30,
                                                                      DECEMBER 31,   ----------------------------
                                                                          1997           1997           1998
                                                                     --------------  -------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Revenues:
  Membership dues--including initiation fees of $2,051,558,
    $993,276 and $1,193,690, respectively..........................   $  6,748,621   $   3,135,844  $   4,249,159
                                                                     --------------  -------------  -------------
Operating expenses:
  Payroll and related..............................................      2,613,472       1,255,746      1,324,090
  Club operating...................................................      1,671,977         745,897        936,238
  General and administrative.......................................      1,466,217         764,138        685,475
  Depreciation and amortization....................................        381,401         183,300        210,853
                                                                     --------------  -------------  -------------
                                                                         6,133,067       2,949,081      3,156,656
                                                                     --------------  -------------  -------------
      Operating Income.............................................        615,554         186,763      1,092,503
Interest expense...................................................         51,272          21,072         27,047
                                                                     --------------  -------------  -------------
  Income before provision for corporate income taxes...............        564,282         165,691      1,065,456
Provision for corporate income taxes...............................         31,369           4,971         31,964
                                                                     --------------  -------------  -------------
      Net income...................................................   $    532,913   $     160,720  $   1,033,492
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

                  See notes to combined financial statements.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT

              FOR THE YEAR ENDED DECEMBER 31, 1997, AND UNAUDITED

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                                                                       TOTAL
                                                                         COMMON     ACCUMULATED    STOCKHOLDERS'
                                                                          STOCK       DEFICIT         DEFICIT
                                                                        ---------  --------------  --------------
Balance at January 1, 1997............................................  $  86,000  $     (924,800) $     (838,800)
Net income for the year ended December 31, 1997.......................                    532,913         532,913
Distributions to stockholders.........................................                   (963,180)       (963,180)
                                                                        ---------  --------------  --------------
  Balance at December 31, 1997........................................     86,000      (1,355,067)     (1,269,067)
Net income for the six months ended June 30, 1998 (unaudited).........                  1,033,492       1,033,492
Distributions to stockholders (unaudited).............................                   (722,000)       (722,000)
                                                                        ---------  --------------  --------------
  Balance at June 30, 1998 (unaudited)................................  $  86,000  $   (1,043,575) $     (957,575)
                                                                        ---------  --------------  --------------
                                                                        ---------  --------------  --------------

                  See notes to combined financial statements.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                           SIX MONTHS ENDED
                                                                        YEAR ENDED             JUNE 30,
                                                                       DECEMBER 31,   ---------------------------
                                                                           1997           1997          1998
                                                                      --------------  ------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income........................................................   $    532,913    $  160,720   $   1,033,492
                                                                      --------------  ------------  -------------
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.................................        381,401       183,300         210,853
      Increase in deferred lease liability..........................         97,444         2,878          14,133
      Change in certain working capital components..................        800,947       759,563        (127,646)
      Increase in deferred membership costs.........................       (136,079)     (130,468)        (77,419)
                                                                      --------------  ------------  -------------
        Total adjustments...........................................      1,143,713       815,273          19,921
                                                                      --------------  ------------  -------------
        Net cash provided by operating activities...................      1,676,626       975,993       1,053,413
                                                                      --------------  ------------  -------------
Cash flows from investing activities:
  Additions to fixed assets.........................................       (504,024)     (427,110)        (39,258)
                                                                      --------------  ------------  -------------
        Net cash used in investing activities.......................       (504,024)     (427,110)        (39,258)
                                                                      --------------  ------------  -------------
Cash flows from financing activities:
  Increase (decrease) in book overdraft.............................         65,455        --             (65,455)
  Repayment of notes payable to a related party.....................       (184,175)      (84,207)        (92,959)
  Proceeds from line of credit......................................        300,000       600,000        --
  Proceeds received from landlord in connection with lease
    incentive.......................................................        --             --              50,700
  Repayment of bank borrowings......................................        (44,794)       (8,306)        (92,702)
  Repayment of capital lease obligations............................        (49,005)      (23,955)        (24,269)
  Repayment of stockholder loans....................................       (365,429)     (365,429)       --
  Distribution to stockholders......................................       (963,180)     (408,017)       (722,000)
                                                                      --------------  ------------  -------------
        Net cash used in financing activities.......................     (1,241,128)     (289,914)       (946,685)
                                                                      --------------  ------------  -------------
        Net (decrease) increase in cash and cash equivalents........        (68,526)      258,969          67,470
Cash and cash equivalents at beginning of period....................         69,783        69,783           1,257
                                                                      --------------  ------------  -------------
        Cash and cash equivalents at end of period..................   $      1,257    $  328,752   $      68,727
                                                                      --------------  ------------  -------------
                                                                      --------------  ------------  -------------
Summary of the change in certain working capital components:
  Decrease (increase) in prepaid rent...............................   $    (23,766)   $   96,977   $     120,743
  Decrease (increase) in other current assets.......................         (7,871)       (2,922)         14,469
  Increase in other assets..........................................        (16,758)       --             (95,633)
  Increase (decrease) in accounts payable and accrued expenses......        121,518        40,500         (34,761)
  Increase (decrease) in deferred revenue...........................        727,824       625,008        (132,464)
                                                                      --------------  ------------  -------------
        Net change in certain working capital components............   $    800,947    $  759,563   $    (127,646)
                                                                      --------------  ------------  -------------
                                                                      --------------  ------------  -------------

                  See notes to combined financial statements.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                          (INTERIM DATA IS UNAUDITED)

1. NATURE OF BUSINESS:

    The Combined Financial Statements of Lifestyle Fitness of Springfield, Inc. and Affiliates include the accounts of Lifestyle Fitness of Springfield, Inc., Lifestyle Fitness of Parsippany, Inc., Lifestyle Fitness of Franklin, Inc., Lifestyle Fitness of Woodbridge, Inc., Lifestyle Fitness of Plainsboro, Inc. and Lifestyle Fitness of Somerset, Inc., (collectively referred to as "Lifestyle"). Lifestyle owns and operates six fitness clubs in New Jersey. Lifestyle is owned and operated by a common group of investors.

    On August 6, 1998, the stockholders of Lifestyle entered into an agreement to sell its tangible and intangible assets, as well as the rights and obligations under certain leases of its clubs to Town Sports International, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

A. PRINCIPLES OF COMBINATION:

    The accompanying combined financial statements include the accounts of Lifestyle. All significant intercompany accounts and transactions have been eliminated in combination.

B. REVENUE RECOGNITION:

    Lifestyle receives a one-time non-refundable initiation fee and dues from its members. With the exception of special short-term memberships, substantially all of Lifestyle's members sign membership contracts for one year after which the membership is automatically extended for another year unless notice of cancellation is given 30 days prior to expiration date. Initiation fees and related expenses (referred to herein as membership costs), including sales commissions payable to membership consultants, are deferred and recognized, on a straight-line basis over an estimated membership period of two years. Dues are recognized on a pro-rata basis over the periods in which services are to be provided.

C. FIXED ASSETS:

    Fixed assets are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which are five years for equipment and the shorter of their estimated useful lives or the remaining period of the lease for leasehold improvements. Expenditures for maintenance and repairs are charged to operations as incurred. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

D. ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS:

    Long-lived assets, such as fixed assets are reviewed when events or circumstances indicate that their carrying value may not be recoverable. Estimated undiscounted expected future cash flows are used to determine if an asset is impaired in which case the asset's carrying value would be reduced to fair value. For the period presented, no impairment losses were recorded.

E. ADVERTISING COSTS:

    Advertising costs are charged to operations during the period in which they are incurred. Total advertising costs incurred by Lifestyle during the year ended December 31, 1997 totaled $217,573.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
F. USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The most significant assumptions and estimates relate to the useful lives and recoverability of fixed assets and the estimated membership period.

G. CORPORATE INCOME TAXES:

    Lifestyle has filed elections with the federal and state taxing authorities to be treated as S Corporations for tax purposes. Accordingly, the tax obligations of Lifestyle flow through to the individual stockholders. Deferred taxes were not material.

H. STATEMENT OF CASH FLOWS:

    Supplemental disclosure of cash flow information:

                                                                                 DECEMBER 31,
                                                                                     1997
                                                                                --------------
Cash paid during the year for:
  Interest....................................................................   $     49,614
                                                                                --------------
                                                                                --------------
  Taxes.......................................................................   $     32,255
                                                                                --------------
                                                                                --------------
Noncash investing activities:
  Fixed asset additions.......................................................   $    210,000
                                                                                --------------
                                                                                --------------

I. CASH AND CASH EQUIVALENTS:

    Lifestyle considers all highly liquid investments which have maturities of three months or less when acquired to be cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value. Financial instruments which potentially subject Lifestyle to concentrations of credit risk are cash and cash equivalents. Such amounts are held, primarily, in a single commercial bank. Lifestyle holds no collateral for these financial instruments.

J. DEFERRED LEASE LIABILITIES:

    Lifestyle recognizes rental expense from leases with scheduled rent increases on the straight-line basis.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

3. FIXED ASSETS:

    Fixed assets as of December 31, 1997 are shown at cost, less accumulated depreciation and amortization, and are summarized below:

Leasehold improvements.........................................  $1,408,144
Club equipment.................................................   1,932,566
Office equipment...............................................      31,912
                                                                 ----------
                                                                  3,372,622
  Less, Accumulated depreciation and amortization..............   1,638,177
                                                                 ----------
                                                                 $1,734,445
                                                                 ----------
                                                                 ----------

4. LONG-TERM DEBT:

    Long-term debt as of December 31, 1997 consists of the following:

Line of credit with a bank--The line of credit bears interest at the bank's prime plus 1/2% (9% at December 31, 1997), payable monthly. Repayment of the line of credit is guaranteed by the stockholders of Lifestyle. (see Note 9(a)).....................  $ 279,132
Note payable to a bank--bearing interest at the bank's prime plus
  2.75% (11.25% at December 31, 1997), payable in 120 monthly installments of $1,040 including interest through June 25,
  2003. Repayment of the note is guaranteed by the stockholders and collateralized by all club equipment, inventories and
  accounts receivable. On May 8, 1998 this note was repaid.......     27,470
Capital lease obligations........................................     49,819
                                                                   ---------
                                                                     356,421
    Less, Current portion due within one year....................    172,495
                                                                   ---------
      Long-term portion..........................................  $ 183,926
                                                                   ---------
                                                                   ---------

    Lifestyle's line of credit provides for borrowings of up to $300,000. As of December 31, 1997, the unused line of credit amounted to $20,868.

    The carrying value of long-term debt approximates fair market value as of December 31, 1997 as the interest rate charged on the debt is variable.

    Lifestyle leases equipment under noncancelable capital leases. Lease terms range up to three years, after which Lifestyle may purchase the equipment at amounts defined by the agreements.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

4. LONG-TERM DEBT: (CONTINUED)
    As of December 31, 1997, minimum rental payments, under all capital leases, including payments to acquire leased equipment, are as follows:

YEAR ENDING                                                                        MINIMUM
DECEMBER 31,                                                                    ANNUAL RENTAL
------------------------------------------------------------------------------  --------------
1998..........................................................................    $   46,465
1999..........................................................................         6,725
                                                                                --------------
                                                                                      53,190
  Less, Amounts representing interest.........................................         3,371
                                                                                --------------
    Present value of minimum capital lease payments...........................    $   49,819
                                                                                --------------
                                                                                --------------

    The cost of club equipment under capital leases is approximately $149,500 at December 31, 1997; related accumulated amortization is approximately $54,700.

    The aggregate maturity of long term debt during the next four years is as follows:

YEAR ENDING
DECEMBER 31,                                                                      AMOUNT DUE
-------------------------------------------------------------------------------  -------------
1998...........................................................................   $   172,495
1999...........................................................................        79,826
2000...........................................................................        73,200
2001...........................................................................        30,900
                                                                                 -------------
                                                                                  $   356,421
                                                                                 -------------
                                                                                 -------------

5. RELATED PARTY TRANSACTIONS:

(a) During the year ended December 31, 1997, Lifestyle repaid $365,429 of non-interest bearing loans to its stockholders which were previously payable on demand.

(b) Lifestyle entered into a consulting agreement with a corporation which is solely owned by a Consultant (the "Consultant") who performs services for Lifestyle. The Consultant advises Lifestyle with respect to its club operations, sales operations and promotions. For such services, the Consultant receives a monthly fee of $2,000 plus one-third of the profits, as defined, for each health club. In the event of a sale or transfer of the ownership of any of Lifestyle's health clubs, the Consultant is entitled to share up to 33% of the profit from the sale of a health club, as defined. The consulting agreement for each health club expires on January 31, 2007. For the year ended December 31, 1997, Lifestyle incurred consulting fees to the Consultant amounting to $491,169.

(c) Lifestyle entered into eight notes payable to a corporation owned by the Consultant. Each note bears interest at either 12% or 15% per annum and is payable in varying monthly principal and interest installments over a period of one year. As of December 31, 1997, the notes payable amounted to $78,669.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

6. LEASES:

    Lifestyle leases office and multi-recreational facilities under noncancelable operating leases. In addition to base rent, the facility leases generally provide for additional rent based on increases in real estate taxes and other costs. One lease provides for additional rent based upon a percentage of the facility's gross revenue per annum. Certain leases are guaranteed by stockholders of Lifestyle.

    The leases expire at various times through October, 2007, and some may be extended at Lifestyle's option for periods ranging from 5 to 10 years.

    Future minimum rental payments under noncancelable operating leases are as follows:

YEAR ENDING                                                                        MINIMUM
DECEMBER 31,                                                                    ANNUAL RENTAL
------------                                                                   --------------
1998..........................................................................   $    870,665
1999..........................................................................        916,874
2000..........................................................................        969,375
2001..........................................................................        965,291
2002..........................................................................        649,869
Thereafter....................................................................      1,626,748
                                                                                --------------
                                                                                 $  5,998,822
                                                                                --------------
                                                                                --------------

    Rent expense for the year ended December 31, 1997 was $1,330,881, including other additional rent of $288,292.

7. COMMON STOCK:

    Common Stock issued has no par value. Common Stock at December 31, 1997 is as follows:

                                                                          NUMBER OF
                                                           NUMBER          SHARES
                                                          OF SHARES      ISSUED AND      COMMON
                                                         AUTHORIZED      OUTSTANDING      STOCK
                                                        -------------  ---------------  ---------
Lifestyle Fitness of Springfield, Inc.................        1,000             100     $   8,000
Lifestyle Fitness of Parsippany, Inc..................          100             100         8,000
Lifestyle Fitness of Franklin, Inc....................        2,500             100        46,000
Lifestyle Fitness of Woodbridge, Inc..................        2,500             100         8,000
Lifestyle Fitness of Plainsboro, Inc..................        2,500             100         8,000
Lifestyle Fitness of Somerset, Inc....................          100             100         8,000
                                                              -----             ---     ---------
                                                              8,700             600     $  86,000
                                                              -----             ---     ---------
                                                              -----             ---     ---------

8. CONTINGENCIES:

    As of December 31, 1997, Lifestyle was party to a number of claims arising in the ordinary course of business. Management believes that these claims are covered by Lifestyle's insurance policies and that the ultimate outcome of these matters will not have a material effect on Lifestyle's combined financial position, results of operations and cash flows in the future.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

9. SUBSEQUENT EVENTS:

(a) On May 1, 1998, Lifestyle refinanced its line of credit by converting it into a term loan with the same bank. The term loan bears interest at the bank's prime rate plus 1/2% per annum (9% at May 1, 1998), payable in 35 monthly principal installments of $6,100 plus interest commencing on May 30, 1998 with a final payment on April 30, 2001. Repayment of the term loan is guaranteed by the stockholders of Lifestyle.

(b) During January 1998, Lifestyle entered into a note payable for $50,000 with the Consultant. The note bears interest at 15% per annum, payable in twelve equal monthly installments of principal and interest amounting to $4,513.

(c) On April 29, 1998, Lifestyle Fitness of West Caldwell, Inc. was formed by the same stockholders of Lifestyle for the purpose of developing a new club. On July 1, 1998, Lifestyle entered into a fifteen year non-cancelable operating lease for its club in West Caldwell, New Jersey. The lease includes escalating rentals plus escalation charges and a two year renewal option. The future minimum annual rentals will be $249,698 for years one through five, $291,068 for years six through ten, and $336,870 for years eleven through fifteen.

10. NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED):

BASIS OF PRESENTATION

    The interim financial statements are unaudited and reflect adjustments, consisting of only normal recurring accruals, which are, in the opinion of Lifestyle's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for any interim period are not necessarily indicative of the results for the full year.

STATEMENT OF CASH FLOWS

    Supplemental disclosure of cash flow information:

                                                                     FOR THE SIX MONTHS ENDED
                                                                     -------------------------
                                                                           JUNE 30, 1998
                                                                     -------------------------
Cash paid during the period for:
  Interest.........................................................          $  28,694
                                                                              --------
                                                                              --------
  Taxes............................................................          $  31,989
                                                                              --------
                                                                              --------
Noncash investing activities:
  Fixed assets additions...........................................          $  50,000
                                                                              --------
                                                                              --------